EXHIBIT F


                             December 15, 1995



     Securities and Exchange Commission
     450 Fifth Street, N.W.
     Washington, D.C.  20549

     Ladies and Gentlemen:

           We have reviewed the Application-Declaration on Form U-1 ("Application-Declaration") to be filed by Arkansas Power & Light Company ("AP&L") with the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, as amended, contemplating the purchase by AP&L of 68 shares of common stock of The Arklahoma Corporation (the "Shares") from Oklahoma Gas and Electric Company, all as more fully described in the Application-Declaration. We are counsel for AP&L and are of the opinion that, in the event that the proposed transactions are consummated in accordance with the Application-Declaration:

           1. all state laws applicable to the proposed transactions (other than so-called "Blue Sky" laws or similar laws, upon which we do not pass herein) will have been complied with;

          2.   AP&L will legally acquire the Shares; and

           3. the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by AP&L or any associate company thereof.

          We are members of the Arkansas Bar and do not hold ourselves out as experts on the laws of any other state.

           We hereby consent to the filing of this opinion as an exhibit to the Application-Declaration.

                                        Very truly yours,

                                        /s/ Friday, Eldredge & Clark

                                        FRIDAY, ELDREDGE & CLARK